CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the registration statement on Form N-1A (“Registration Statement) of our report dated April 23, 2004, relating to the financial statements and financial highlights which appears in the February 29, 2004 Annual Report to Shareholders of the iShares Lehman 1-3 Year Treasury Bond Fund, iShares Lehman 7-10 Year Treasury Bond Fund, iShares Lehman 20+ Year Treasury Bond Fund, iShares Lehman TIPS Fund, iShares Lehman Aggregate Bond Fund and the iShares GS $ InvesTop Corporate Bond Fund, each a Fund of the iShares Bond Fund Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

June 28, 2004